Precision Systems Engineering
                              1954 East 7000 South
                            Salt Lake City, UT 84121
                                 (801) 943-5555
                               Fax: (801) 943-5848





June 14, 1999



Dennis Engh, President
Utah Clay Technology Inc.
3985 South 2000 East
Salt Lake City, UT  84124

Subject:  Engineering and Design of the Kaolin Facility
          PSE Project No. 1998327

Dear Dennis:

I am writing you this letter to document the commitment being made by Precision Systems Engineering (PSE) to support the efforts of UCT. As you are probably aware, we have been working with Tony Lotito to help him come up with an estimate for an installed cost for the Kaolin facility. This has taken minimal effort but we are now about to commit some major effort to prepare for a visit by UCT's process engineer, Mr. Tom Dombrowski.

To support UCT's financial requirements and meet the schedules, we see the following efforts by PSE over the next 2 weeks:

1. Arrange for a quality-mining engineer to verify that the reserves are existing. The cost is approximately $7,000 for this item, including his airfare and living expenses.

2. Prepare preliminary PFD's and cost estimates for Tom to review and comment on while he is here next week. We will prepare different scenarios to review. This will cost approximately $5,200. The goal is to finalize a workable PFD prior to Tom's departure Wednesday afternoon.

3. Coordinate with Hicom to see if their crusher will work in this application. It is their plan to be here next week to work with Tom and PSE. We will work with Hicom this week in preparation for next week. This will cost approximately $1,300.

                                                                    Exhibit 10.6
                                                               Page 1 of 4 Pages

Engineering and Design of the Kaolin Facility
PSE Project No. 1998327
June 14, 1999
Page 2

Dennis, we are more then willing to commit to supporting UCT. We feel it makes good business sense to let you know that these efforts, along with the efforts we have expended prior to today, need to be recognized.

Now that we are bringing in an outside resource that will obligate PSE further, we must have your written approval before proceeding further. Please acknowledge the obligation that UCT has to PSE by signing below and faxing the executed document back to PSE. The original will follow under separate cover.

It is a pleasure working with you and your associates at UCT.

Sincerely yours,


/s/ Merrill D. Shumway

Merrill D. Shumway
President

cc:  Mike Vuich,
     Ron Ostler
     Mike McMullin


I acknowledge the efforts and cost by PSE for Utah Clay Technologies. Utah Clay Technologies will commit to pay for these costs as the funds are raised. Whether the funds are raised or not, I acknowledge this is an obligation by Utah Clay Technologies to Precision Systems Engineering.

Signed: /s/ Dennis Engh, President                            Date: 6-18-99
----------------------------------                            -------------
        Dennis Engh
        President

                                                                    Exhibit 10.6
                                                               Page 2 of 4 Pages

                           Utah Clay Technology, Inc.
                              3985 South 2000 East
                               Salt Lake City, UT
                                 (801) 424-0223
                               Fax: (801) 272-7627


November 16, 1999



Mr. Merrill D. Shumway
President
Precision Systems Engineering
1954 East 7000 South
Suite 200
Salt Lake City, Utah 84121

Subject:  Kaolin Processing Facility

Dear Mr. Shumway,

This letter will confirm the intent of Utah Clay Technologies, Inc., to enter into a formal contact with Precision Systems Engineering to provide all engineering, procurement and construction services required to obtain an operating Kaolin Clay Processing Facility to be located in a yet undetermined location within the State of Utah. The scope of work, contract completion dates, contract type, and contract value will be determined at the time of contract negotiation and execution. It is our intention to execute the contract within 60 days of this letter.

Precision Systems Engineering is authorized to proceed with the project under a limited scope to provide services necessary to complete process design, retain the outside consulting services of Mineral Resource Development Inc (MRDI) to verify the mineral reserves and complete a feasibility study for presentation to the finance community, to provide management and administration services in support of the MRDI effort, retain outside consultants for support in state and federal environmental and mining permitting, provide management and administration services for support of the environmental and permitting efforts and to determine the capital cost of the facility.

In the event that Utah Clay Technology, Inc. does not acquire the necessary funding to execute a contract with Precision Systems Engineering, within the above stated period, Utah Clay Technology Inc agrees to compensate Precision Systems Engineering for services provided to the expiration date of the execution period at the billing rate of personnel involved and all costs plus fifteen percent (15%) for all items and outside services procured in connection with performing services on the good faith promise of a contract execution.

                                                                    Exhibit 10.6
                                                               Page 3 of 4 Pages

UCT agrees to offer up to 400,000 shares of common stock to PSE at the rate of $0.25 per share as partial payment of its existing debt to PSE. Should funding not be acquired UCT agrees to offer additional stock as payment of debt.

We are looking forward to working with your firm on this very important project and that together as a team; we can complete this project on schedule and within budget.

Sincerely,

/s/ Dennis Engh

Dennis Engh
President




                                                                    Exhibit 10.6
                                                               Page 4 of 4 Pages